Exhibit 99.1

Jack Saltich Joins Board of Directors of Leadis Technology

SUNNYVALE, Calif. (January 20, 2006) Leadis Technology, Inc. (Nasdaq: LDIS), a mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced that electronics industry veteran Jack Saltich had been elected to its Board of Directors. With Mr. Saltich’s election, the Leadis board now consists of nine directors, including six independent directors.

Mr. Saltich is a recently retired executive with over 30 years of experience. For the past six years, he was President and Chief Executive Officer of Three-Five Systems Inc., a technology company specializing in the design, development, and manufacturing of custom displays and display systems. From 1993 to 1999, Mr. Saltich served as Vice President with Advanced Micro Devices, where his last position was General Manager of AMD’s European Center in Dresden, Germany. Mr. Saltich also was responsible for establishing AMD’s first 200mm wafer manufacturing facility in Austin, Texas. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., culminating in his position as Vice President and Director of the company’s Advanced Product R&D Laboratory. Mr. Saltich also serves on the board of directors of Immersion Corporation (IMMR), Ramtron International Corporation (RMTR) and Vitex Systems Inc. Mr. Saltich received both a bachelor and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

“We are excited to have Mr. Saltich join our board,” said Lip-Bu Tan, Leadis Technology lead director and chairman of Walden International. “His career has focused on the development of new technologies, and the manufacturing and business processes that help bring these technologies quickly and efficiently to the marketplace. His international working experience, including his knowledge of working with Asia-based companies as partners, customers and suppliers, is a great match for Leadis.”

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel color displays used in mobile handset and consumer electronic devices. Leadis’ core products are highly integrated, color display driver ICs that are critical components of displays used in mobile handsets and consumer electronic devices. As a leading supplier of color display driver ICs, Leadis continues to innovate and introduce new products for all handset display technologies such as OLED, CSTN and TFT with advanced features to further enhance the visual communication experience for the user.

Contact Information:

Investor Relations

Leadis Technology, Inc.

Phone: (408) 331-8616

Email: ir@Leadis.com

Cautionary Language

This press release contains forward-looking statements regarding the Leadis Technology’s business and Board of Directors. The forward-looking statements are subject to risk and uncertainties that could affect the success of the Leadis’ business as well as the effectiveness of its Board of Directors. The risks and uncertainties include the risk factors described in the company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, and Form 10-Q for the quarter ended September 30, 2005, both of which are available at www.leadis.com. Leadis disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)